Exhibit 99.1

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Elects Jennifer G. Straumins to Board of Directors

INDIANAPOLIS — (PR NEWSWIRE) — February 18, 2021 — Calumet Specialty Products Partners, L.P. (“Calumet,” the “Partnership” or the “Company”) (NASDAQ: CLMT) today announced that Jennifer G. Straumins has been elected as a director of Calumet GP, LLC, the general partner of the Partnership, effective February 12, 2021. Ms. Straumins is replacing her father, F. William Grube, who passed away on November 24, 2020.

“We welcome Jennifer to the Board as the Grube family representative and look forward to her contributions, carrying forward the legacy of our legendary founder, Bill Grube, Sr.” stated Fred M. Fehsenfeld, Jr., Chairman of the Board for Calumet GP, LLC.

Ms. Straumins, 47, currently serves as the Chair of Maverick Performance Products, a specialty petroleum manufacturing, marketing and distribution company, and as a member of the board of directors of Wincoram Asset Management, LLC, a Houston-based asset management firm. Prior to Maverick and Wincoram, she served as the President and Chief Operating Officer of the Partnership from January 2011 to March 2015. Prior to that role, Ms. Straumins held several positions with the Partnership, including Executive Vice President from December 2009 until December 2012, Senior Vice President from February 2007 until December 2009 and Vice President of Investor Relations from January 2006 to February 2007. Ms. Straumins served in various capacities in financial planning and economics for the predecessor of the Partnership from 2002 to 2006. Prior to joining the predecessor of the Partnership, Ms. Straumins held financial planning positions with Great Lakes Chemical Company and Exxon Chemical Company. Ms. Straumins received a B.E. in Chemical Engineering from Vanderbilt University and a MBA from the University of Kansas.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates nine manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas and eastern Missouri.

For further information: Investor/Media Inquiry Contact: Alpha IR Group, Joe Caminiti or Chris Hodges, Phone: 312-445-2870, CLMT@alpha-ir.com